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                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                             SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  2)*


                             VERSICOR, INC.
--------------------------------------------------------------------------------
                            (Name of Issuer)

                Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               925314106
            --------------------------------------------------------
                             (CUSIP Number)

                            December 31, 2002
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 925314106                                                Page 2 of 5
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Sepracor Inc.
22-2536587
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
     Not Applicable                                                    (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         1,857,766 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              0 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              1,857,766 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    1,857,766 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

     Not applicable
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    7.03%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
-------------------------------------------------------------------------------


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CUSIP NO. 925314106                                                Page 3 of 5
         --------------

ITEM 1.
     (a)   Name of Issuer

           Versicor, Inc.
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices

           34790 Ardentech Court
           Freemont, CA 94555
           --------------------------------------------------------------------

ITEM 2.
     (a)   Name of Person Filing

           Sepracor Inc.
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if none, Residence

           84 Waterford Drive
           Marlborough, MA 01752
           --------------------------------------------------------------------
     (c)   Citizenship

           Delaware
           --------------------------------------------------------------------
     (d)   Title of Class of Securities

           Common Stock, $.001 par value per share ("Common Stock")
           --------------------------------------------------------------------
     (e)   CUSIP Number

           CUSIP No. 925314106
           --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable



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CUSIP NO. 925314106                                                Page 4 of 5
         --------------

ITEM 4.   OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 1,857,766 shares

           --------------------------------------------------------------------
          (b)  Percent of Class: 7.03%

           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        1,857,766 shares
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                        0 shares
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        1,857,766 shares
                  -------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of
                        0 shares
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          Not Applicable


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CUSIP NO. 925314106                                                Page 5 of 5
         --------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 14, 2003
                                     -----------------------------------------
                                                     Date

                                                 SEPRACOR INC.

                                            By:  /s/ David Southwell
                                     -----------------------------------------
                                                   Signature

                                         Executive Vice President, Chief
                                         Financial Officer and Secretary
                                     -----------------------------------------
                                                   Name/Title